Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement No. 333-64926 of United Surgical Partners International, Inc. on Form S-8 of our report dated March 10, 2006 related to the financial statements of Surgis, Inc. as of and for the year ended December 31, 2005, appearing in this Current Report on Form 8-K/A of United Surgical Partners International, Inc.
/s/ Deloitte & Touche LLP
Nashville, Tennessee
May 8, 2006